UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.        )

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bebe stores, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 Valley Drive

Brisbane, California 94005

415-715-3900

October 19, 2011

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on November 10, 2011 at 9:30 a.m. local time, at our executive offices located at 400 Valley Dr., Brisbane, California, 94005. I hope you will be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our company.

The formal Notice of Annual Meeting of Shareholders and Proxy Statement are attached and describe the matters to be acted upon by our shareholders.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Your vote is important, regardless of the number of shares you own.

Sincerely yours,

Manny Mashouf

Chief Executive Officer and

Chairman of the Board

400 Valley Drive

Brisbane, California 94005

415-715-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 10, 2011

TO OUR SHAREHOLDERS:

Notice is hereby given that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of bebe stores, inc., a California corporation (“we”, “bebe” or the “Company”), will be held on November 10, 2011, at 9:30 a.m. local time, at our principal executive offices located at 400 Valley Drive, Brisbane, California 94005 for the following purposes:

1.	To elect the five (5) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;

2.	To conduct non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement pursuant to the disclosure rules of the Securities Exchange Commission (“Say-on-Pay”) should occur every one (1) year, every two (2) years, or every three (3) years;

3.	To approve on a non-binding basis, the advisory resolution on Say-on-Pay;

4.	To ratify the appointment of Deloitte and Touché LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012; and

5.	To transact such other business as may properly come before the meeting.

Your board of directors recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section caption “Election of Directors”, vote to conduct future advisory votes on executive compensation “EVERY 3 YEARS”, vote “FOR” the approval of the advisory resolution on executive compensation, and vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

Shareholders of record at the close of business on September 26, 2011 are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

Sincerely yours,

Manny Mashouf

Chief Executive Officer and

Chairman of the Board

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THE HOLDER OF RECORD TO VOTE YOUR SHARES.

400 Valley Drive

Brisbane, California 94005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the board of directors of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on November 10, 2011, or any adjournment or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

GENERAL INFORMATION

Annual Report

Our annual report on Form 10-K for the fiscal year ended July 2, 2011 is enclosed with this proxy statement.

Voting Securities

Only shareholders of record as of the close of business on September 26, 2011 will be entitled to vote at the meeting and any adjournment or postponement of the meeting. As of that date, we had 84,153,573 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, her, or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

We are mailing this proxy statement, the accompanying proxy card and the accompanying annual report on Form 10-K for the fiscal year ended July 2, 2011 on or about October 21, 2011 to all shareholders entitled to vote at the Annual Meeting.

Shares held in “street name”, broker Non-Votes and Routine Matters

If you hold your shares in “street name” with a broker, brokerage firm, broker-dealer, bank, or other nominee, you should review the information provided to you by the holder of record. This information will describe the procedures you must follow in instructing the holder of record how to vote your “street name” shares and how to revoke your previous instructions.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The only proposal this year which is considered a routine matter is the ratification of the appointment of the Company’s independent registered public accounting firm. The other proposals are considered “non-routine” where your broker can only vote your shares if it receives instructions from you.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

All shares represented by a valid proxy received prior to the meeting will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted according to the specification made. If no choice is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted as recommended by the board, and as follows: “FOR” the election of each of the director nominees listed under the caption “PROPOSAL 1 – ELECTION OF DIRECTORS”; to conduct future advisory votes on executive compensation “EVERY 3 YEARS”, as described in “PROPOSAL 2 – ADVISORY VOTE ON THE FREQUENTCY OF THE FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION”; “FOR” the approval of the advisory resolution on executive compensation, as described in “PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION”; and “FOR” the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent public accounting firm for the year ending June 30, 2012, as described in “PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”.

A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Delivery of Proxy Statement

To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account in one household, with your consent and unless otherwise requested, we will only deliver one set of voting materials, which includes the proxy statement, proxy cards and the 2011 annual report on Form 10-K, to shareholders who share the same address.

If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415) 715-3900, or by writing to us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 10, 2011: this proxy statement and our 2011 Annual Report on Form 10-K are available on the Investors Relations page at http://www.bebe.com/b/2288217011.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. At the recommendation of the board of directors’ Nominating and Corporate Governance Committee, the board of directors has designated five director nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2012 and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee the board of directors may designate.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the five nominees for director receiving the highest number of votes “for” will be elected. If no choice is indicated, the shares will be voted in favor of election. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Director Nominees

The table below sets forth our director nominees to be elected at this meeting, along with their age and current position, followed by a summary of background and business experience for each. The information set forth in the table has been furnished to the Company by each nominee.

Name	Age	Position
Manny Mashouf	73	Chairman and Chief Executive Officer
Barbara Bass	60	Director
Cynthia Cohen	58	Lead Independent Director
Corrado Federico	70	Director
Caden Wang	59	Director

Manny Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer from 1976 to February 2004 and reassumed the position in January 2009 and continues to serve in this capacity. As founder of the Company, and after serving as its Chief Executive Officer for 31 years, Mr. Mashouf has extensive knowledge of the Company’s history, management, operations, and core customers. Mr. Mashouf’s wealth of industry and Company-specific knowledge, strategic vision and global approach to the business are instrumental in helping the board oversee the overall business and direction of the Company and make him uniquely qualified to sit on our board.

Barbara Bass has served as a director since February 1997. She has served on the board of directors of DFS Group Limited, a worldwide luxury retailer catering to the traveling public, since 1994. From 1996 to 2011, Ms. Bass served on the board of directors of Starbucks Corporation. From 1989 to 1992, Ms. Bass was President and Chief Executive Officer of the Emporium Weinstock’s division of Carter Hawley Hale Stores, Inc., a department store chain. From 1993 to approximately 2007, Ms. Bass served as President of the Gerson Bakar Foundation, a charitable organization focusing primarily on the arts, medicine and education, and since 2007 has held the position of Chief Executive Officer. Since 2007, she has also been Chief Executive Officer of the Achieve Foundation, which focuses primarily on education. Ms. Bass’ significant industry experience, including serving as Chief Executive Officer of a nationally recognized retailer, and her extensive experience serving on numerous boards, including that of a multinational, Fortune 500 company, provides the Company with valuable management, operational and strategic insights. Her work with, and commitment to, non-profit organizations also provides the Company with a perspective of social awareness. We believe Ms. Bass’ significant executive management, retail and board experience qualifies her to sit on our board.

Cynthia Cohen has served as a director since December 2003 and Lead Independent Director since January 2009. She also currently serves on the boards of directors of Steiner Leisure Ltd. and Equity One, Inc., as well as several boards of privately held companies. Ms. Cohen serves on the Executive Advisory Board for the Center for Retailing Education and Research at the University of Florida and is founder and President of Strategic Mindshare, a strategy consulting firm. Prior to founding Strategic Mindshare in 1990, she was a Partner in Management Consulting with Deloitte & Touche LLP. Ms. Cohen has extensive consulting experience in retail strategy and brand management, along with a strong financial background, and has served on numerous boards of directors. We believe her strong, multi-faceted experience provides the Company with a valuable and highly relevant perspective and qualifies Ms. Cohen to sit on our board.

Corrado Federico has served as a director since November 1996. From approximately 1997 through 2008, Mr. Federico served on the board of directors for Hot Topic, a publicly traded retail company. Mr. Federico was President of Solaris Properties, a real estate leasing company, until December 2008 and has served as the President of Corado, Inc., a land development firm, since 1991. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories. We believe Mr. Federico is qualified to sit on our board because of his executive management experience, including successfully serving as Chief Executive Officer of a prominent and multi-national apparel company, as well as his board experience, which provide the Company with valuable insights into operations, management, and brand focus.

Caden Wang has served as a director since October 2003. Since 2005, Mr. Wang has also served on the board of directors of Leapfrog Enterprises, Inc. From 1999 to 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included international retail holdings such as DFS, Sephora, and Miami Cruise line Services. Mr. Wang previously served on the board of directors of Fossil, Inc. and as Chief Financial Officer for travel retailer DFS and retail companies Gumps and Cost Plus. Mr. Wang has significant strategic, international and finance experience, serving as Chief Financial Officer for multinational companies. He has also served on numerous boards of directors. Mr. Wang is our board’s financial expert and provides valuable managerial, accounting and audit guidance, which we believe qualifies him to sit on our Board.

Independence

The board has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company and its subsidiaries in order to determine whether such director is independent for purposes of the Nasdaq Listing Rules, and has determined that, throughout the fiscal year ended July 2, 2011, a majority of the members of the board were independent for purposes of the Nasdaq Listing Rules. Specifically, the board has determined that four out of the five board members, each of Barbara Bass, Cynthia Cohen, Caden Wang, and Corrado Federico qualified as independent under the applicable Nasdaq Listing Rules.

The fifth board member and Chairman, Mr. Mashouf, does not qualify as independent because he is an executive officer of the Company. Mr. Mashouf’s nephew is employed by the Company as its Chief Information Officer (see below CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS).

Director Compensation

Our non-employee directors are paid a fee of $4,000 for each meeting of the board of directors that they attend in person and $750 for the third and subsequent telephonic meetings of the board of directors that they attend during a fiscal year. For each meeting attended of the Audit Committee, committee members are paid

$1,250 and the Chairman of the committee is paid $3,000. For each meeting attended of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee, committee members are paid $1,250 and the Chairman of the committee is paid $2,500. For each meeting attended of a Special Committee, the Chairman and committee members are each paid $1,250. In January 2009, the Company appointed a Lead Independent Director who was paid $1,000 per month until June 2010 and thereafter $5,000 per fiscal quarter. We also reimburse all directors for their expenses incurred in attending meetings and, up to $2,000 per year, for their expenses incurred toward continuing board education.

In fiscal 2011, each of our non-employee directors received a restricted stock unit award of 3,865 shares. The number of shares was calculated in advance using the Black-Scholes value methodology, to represent approximately $25,000 in value based on the closing price of our common stock on the date of the 2010 Annual Meeting of Shareholders and was awarded that same day. These awards vest on the date of the 2011 Annual Meeting of Shareholders, approximately one year after award, if the director remains a board member through the end of the day prior to the 2011 meeting. Each restricted stock unit represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan, as amended, and the participant’s restricted stock unit agreement.

In addition, during fiscal 2011, we granted each non-employee director an option to purchase 63,240 shares of our common stock, the number of shares was calculated to represent approximately $150,000 in value based on the closing price on the day of the 2010 Annual Meeting of Shareholders and was awarded that same day. These awards vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant.

Fiscal 2011 Total Director Compensation

Name(1)	Fees Earned or Paid in Cash	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Barbara Bass	$38,000	$25,354	$149,196	$212,550
Cynthia Cohen	$71,750	$25,354	$149,196	$246,300
Corrado Federico	$44,250	$25,354	$149,196	$218,800
Caden Wang	$54,500	$25,354	$149,196	$229,050

(1)	We compensate our Chairman of the Board and Chief Executive Officer, Manny Mashouf, in his capacity as our chief executive officer; he receives no compensation in his capacity as director. For further information about executive officer compensation, see COMPENSATION DISCUSSION AND ANALYSIS and accompanying tables and charts.

(2)	Amounts represent the aggregate grant date fair values of the restricted stock unit awards granted by us in fiscal 2011, determined in accordance with FASB ASC Topic 718. Assumptions used to calculate the values of the stock awards are set forth under footnote 13 in our Form 10-K filing for the fiscal year ended July 2, 2011. In fiscal 2011, each non-employee director was granted a restricted stock unit award of 3,865 shares with a grant date fair value of $25,354 (or $6.56 per unit). At the end of fiscal 2011, each listed director held 3,865 restricted stock units, all of which will vest, assuming continuing board member status, within 60 days of October 1, 2011.

(3)	The amounts listed in this column are the aggregate grant date fair values of all options granted by us in fiscal 2011, determined in accordance with FASB ASC Topic 718. Assumptions used to calculate the values of the stock option awards are set forth under footnote 13 in our Form 10-K filing for the fiscal year ended July 2, 2011. In fiscal 2011, each non-employee director was granted options to purchase 63,240 shares of our common stock with a grant date fair value of $149,196 (or $2.36 per share). The number of stock options held by each listed director at the end of fiscal 2011 are as follows: Barbara Bass – 134,031 (vested) and 148,518 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2011); Cynthia Cohen – 119,281 (vested) and 148,518 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2011); Corrado Federico – 144,594 (vested) and 148,518 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2011); and Caden Wang – 110,541 (vested) and 148,518 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2011).

CORPORATE GOVERNANCE MATTERS

Committees of the Board

The Board has three standing committees - the Audit Committee, the Compensation and Management Development Committee (sometimes also referred to herein as “Compensation Committee”) and the Nominating and Corporate Governance Committee (sometimes also referred to herein as “Governance Committee”) and can also appoint a Special Committee (sometimes referred to herein as “Special Committee”) at is discretion and as circumstances may warrant (see below, Special Committee). The current members of the standing committees are identified in the following table.

Committees of the Board

Director	Audit	Compensation	Nominating and Corporate Governance

Caden Wang	Chair	-	X
Cynthia Cohen	X	X	Chair
Barbara Bass	X	Chair	X
Corrado Federico	-	X	X
Fiscal 2011 Meetings	8	4	8

Board Meetings

During the fiscal year ended July 2, 2011, the board of directors held 11 meetings. Each director serving on our board in fiscal year 2011 attended at least 80% of the meetings of the board of directors and the committees on which he or she serves.

Audit Committee

The members of the Audit Committee are Cynthia Cohen, Corrado Federico, and Caden Wang (Chairman). Our board of directors has determined that Mr. Wang is an audit committee financial expert as defined by the rules of the SEC and that each member of the Audit Committee qualifies as being independent for purposes of the Nasdaq Listing Rules.

The Audit Committee is organized and conducts its business pursuant to a written charter that was most recently revised and approved by the board on May 10, 2011, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full board as necessary to reflect changes in regulatory requirements, authoritative guidance, and evolving practices. The Audit Committee’s duties and responsibilities are set forth in its charter and are summarized as follows.

The primary purpose of the Audit Committee is the oversight of the integrity of the financial reports and other financial information provided by us to any governmental body or to the public and the oversight of our compliance with legal and regulatory requirements. The Audit Committee is responsible for the engagement, retention, compensation and oversight of our independent registered public accounting firm, including (1) the review of their qualifications, independence and performance, and (2) the review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit as well as any non-audit services that may be performed by them. The Audit Committee is responsible for reviewing with management and our auditors the adequacy of internal financial controls, reviewing our critical accounting policies and the application of accounting principles, reviewing and approving any related party transactions and preparing any related report required by the rules of the SEC.

During the fiscal year ended July 2, 2011, the Audit Committee held eight meetings.

Compensation and Management Development Committee

The members of the Compensation and Management Development Committee (“Compensation Committee”) are Barbara Bass (Chairperson), Cynthia Cohen and Corrado Federico. Our board of directors has determined that each member of the Compensation Committee is independent for purposes of the Nasdaq Listing Rules.

The Compensation Committee is organized and conducts its business pursuant to a written charter which was most recently revised and approved by the board on February 25, 2011, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, the Compensation Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee and is summarized as follows. The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee. It is also responsible for overseeing and approving our compensation policies and practices and preparing any related report required under the rules and regulations of the SEC. In carrying out these responsibilities, the Committee reviews all components of executive officer compensation in the context of its compensation philosophy. In addition, the Compensation Committee is responsible for overseeing the development and implementation of management development plans and succession practices to ensure that we have sufficient management depth to support our continued growth and the talent needed to execute long term strategies in the event that one or more members of senior management retire or otherwise leave bebe.

During the fiscal year ended July 2, 2011, the Compensation Committee held four meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during fiscal 2011, an officer or employee of ours or any of our subsidiaries or was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is, or was during fiscal 2011, an executive officer of another Company whose board of directors has a comparable committee on which one of our executive officers serves.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Barbara Bass, Cynthia Cohen (Chairperson), Corrado Federico and Caden Wang. Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent for purposes of the Nasdaq Listing Rules.

The Nominating and Corporate Governance Committee is organized and conducts its business pursuant to a written charter which was most recently revised and approved by the board on March 3, 2010, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, the Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Corporate Governance Committee’s duties and responsibilities are set forth in its charter and are summarized as follows.

The responsibilities of the Nominating and Corporate Governance Committee are to: identify individuals qualified to become members of our board of directors; recommend to our board of directors director nominees for each election of directors; develop and recommend to our board of directors criteria for selecting qualified director candidates; consider committee member qualifications, appointment and removal; recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to bebe; and provide oversight in the evaluation of our board of directors and each of its committees.

The Nominating and Corporate Governance Committee is also charged with the responsibility, in conjunction with the Compensation Committee, of evaluating the performance of the Chief Executive Officer and providing feedback to the Chief Executive Officer with respect to such evaluation. The Nominating and Corporate Governance Committee is also to perform any other activities consistent with its charter, the Company’s bylaws, and governing law, as the Committee or the board deems necessary or appropriate.

During the fiscal year ended July 2, 2011, the Nominating and Corporate Governance Committee held eight meetings.

Special Committee

The board can appoint a Special Committee, and assemble any number of board members who will comprise such committee, in order to address any particular issue the board determines warranted. An example of an issue that might generate a call for such committee is an initial review of a potential company acquisition target.

During the fiscal year ended July 2, 2011, no Special Committee was appointed and no Special Committee meetings took place.

Director Nominees, Qualification, and Consideration

Consistent with its charter, the Nominating and Corporate Governance Committee will evaluate and recommend to our board of directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size and composition of our board of directors and its committees;

•	the perceived needs of our board of directors for particular skills, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to look at a pool of candidates who are diverse in quality work experience, skills, background, perspective, and profession in order to help ensure a board of directors derived from high quality business and professional experience and varied in perspectives, backgrounds, and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment.

Board members are expected to prepare for, attend, and participate in all board and applicable committee meetings. They are also expected to visit our stores regularly and keep abreast of industry trends. Director candidates must be willing and have sufficient time available, in the judgment of the Nominating and Corporate Governance Committee, to perform all board and committee responsibilities.

The Company has no formal policy regarding “diversity” on the board, but the Nominating and Corporate Governance Committee seeks candidates without regard to race, color, gender, or national origin. While not implying a diversity policy in any area, the Company notes that, regarding calendar years 2008, 2009 and 2010, UC Davis’ Graduate School of Management recognized bebe stores, inc. as being one of the Top 5 companies in California regarding percentage of women as executives and directors, with the Company ranking number one as of calendar year-end 2010 (during our fiscal year 2011).

Other than the foregoing, there is no stated minimum criterion for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. Depending on the current needs of the board, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nominating and Corporate Governance Committee also believes is appropriate for one or more key members of bebe’s management to participate as members of the board.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee annually evaluates the current members of our board of directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, shareholders, or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the board consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders, such shareholder’s recommendation must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, at least 120 days prior to the anniversary of the date the proxy statement was mailed to shareholders in connection with the prior year’s annual meeting of shareholders, and should contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and
•

a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

For more information, see below SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.

All directors and director nominees submit a completed directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and shareholders consistently using the criteria stated above and will select for recommendation to the board the nominees that, in the Nominating and Corporate Governance Committee’s judgment, best suit the needs of the board of directors at that time.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted charters for its Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the board of directors that address the composition of the board, criteria for board membership and other board matter, in order to help promote the effective functioning of the board and its Committees and to reflect the Company’s commitment to high standards of corporate governance. Links to these materials are available on our website, www.bebe.com, under “Corporate Governance.”

The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.bebe.com.

Board Leadership Structure

Combination of roles of Chairman of the Board and Chief Executive Officer

The Company is currently led by Mr. Mashouf, who serves as both Chairman of the Board and Chief Executive Officer. The board believes this dual role is beneficial to the Company and appropriate at this time, given the current Chairman and Chief Executive Officer’s extensive experience in the industry and unsurpassed knowledge of our Company culture and bebe’s customer. The board believes this structure allows Mr. Mashouf to effectively apply his industry knowledge, talent, and experience to the oversight of the business’ day-to-day management. This combination also serves to provide clear Company leadership and a consistent message throughout the organization, thus avoiding the confusion which sometimes occurs where there are multiple sources of direction.

The board consists of Mr. Mashouf as Chairman, and four well qualified, non-management directors, each of whom are independent and have significant industry experience, having managed on an executive level and/or served on boards of significant, industry-related companies. In order to further strengthen the governance structure, we established a Lead Independent Director in 2009, and appointed Ms. Cohen to that position. Ms. Cohen held that position throughout our 2011 fiscal year. Additionally, each board committee is charged with overseeing our operations, risks, strategies, and performance and is chaired by an experienced, independent director. Lastly, the independent directors meet separately and frequently in executive sessions without the presence of the Chief Executive Officer or representatives of management. Each such meeting is chaired by the Lead Independent Director and may be called by any independent director.

For the reasons stated above, the board believes that its strong governance practices, including its majority of independent members, frequent meeting of the independent board members, active use of a Lead Independent

Director and having Mr. Mashouf fill both board Chairman and Chief Executive Officer roles, provide an effective and appropriate balance among specific knowledge and experience, strategy development, day-to-day operational execution and independent and effective oversight of our business affairs.

Board and Management Role in Risk Oversight

The board and its committees have overall responsibility in overseeing management’s identification, assessment, and mitigation of risks that are material to us.

As discussed above under CORPORATE GOVERNANCE MATTERS, Audit Committee, the Audit Committee assists the board in its oversight responsibility relating to our systems of internal controls, legal and regulatory compliance, and audit, accounting and financial reporting processes.

As discussed below in CORPORATE GOVERNANCE MATTERS, Risk Assessment in Compensation Programs the Compensation Committee oversees the management of risks relating to our compensation programs.

As described above in CORPORATE GOVERNANCE MATTERS, Nominating and Corporate Governance Committee, the Governance Committee oversees risks associated with corporate governance, business conduct, and ethics.

Throughout the year, and based on management presentation or reports or other information gathered by the board and its committees, the board and its committees will identify, assess and discuss with management planning for risk control.

Management is responsible for identifying risk and risk controls which are material to the business and related to its significant business activities, assessing the severity, likelihood, and timing of a potential risk, assessing the costs and potential benefits in addressing the potential risk and developing control and mitigation strategies, as appropriate. Such strategies include enacting programs individually tailored for a certain risk and inserting remedial measures within individual executives’ yearly performance goals and objectives.

In addition to addressing risk issues as described above during fiscal 2011, during the fiscal fourth quarter of 2011, the board asked management to update the Enterprise Risk Assessment management completed in 2010 and report the findings back to the board for its review and comment. Management, led by its Legal and Internal Audit departments, and assisted by an outside consultant, Lauber Consulting Group, conducted interviews with leaders from all our critical departments with the goal of identifying what material risks existed for the Company. It then compared those risks to those management identified in 2010 and to those disclosed by our competitors in the industry. Management completed the review, identified the material risks to the business, organized them by both severity and likelihood, noted which risks from the previous year continued to exist (and to what extent) and which risks had been addressed and to what extent may have been ameliorated during fiscal 2010, Management then presented its findings at the August 2011 board meeting. The board reviewed and assessed the results and risks and provided its thoughts and recommendations to management to consider and implement, through various means, as appropriate.

The board, its committees and management continue to monitor our enterprise risk management program and continue to produce and review periodic risk management reports and updates as well as gather additional information related to potential risks and enterprise risk management from other sources.

Risk Assessment in Compensation Programs

After a thorough review of our compensation practices, and based on all the facts and circumstances available to us at the time of the filing of this Proxy Statement, the Compensation Committee has concluded that our compensation practices do not include risk-taking incentives nor are reasonably likely to have a material adverse effect on us.

In reaching this conclusion, we reviewed the compensation of all of our associates in light of the specific potential areas of risk: any business unit that carries a significant portion of our risk portfolio; any business unit whose compensation structure is significantly different than other business units; any business unit that is significantly more profitable than other business units; and any business unit whose compensation expense is a significant percentage of the business unit’s revenue. The Compensation Committee does not believe that any of these specific areas of risk exist for us or apply to our compensation policies and practices in any meaningful manner.

Specifically, the Compensation Committee advocates for, and we enact, practices that serve to encourage longer term goals and provide less incentive for short-term risk-taking, such as:

(1) aligning compensation potential with longer-term Company and shareholder interests through the use of stock options which: (a) vest over a relatively long period, (b) vest at an increasing yearly rate and encourage well-deliberated, long-term planning and execution and (c) are awarded in multiple grants with overlapping vesting periods, ensuring that one period is not significantly more important to an individual than another;

(2) providing incentives based on achieving profit rather than sales targets or contract signings; and

(3) a mix of cash and longer-term equity compensation components.

Certain Relationships and Related Transactions

As part of complying with SEC disclosure obligations, our Audit Committee monitors, reviews and directs for the disclosure, where appropriate, of related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which is posted on our website at www.bebe.com, under the Governance Section, and which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interests. The Corporate Governance Principles and Practices of our board of directors also requires that a director who has any concerns about a potential conflict of interest will consult with the board in advance of taking any action, position or interest which might conflict with his or her duties to us.

Specifically, the Audit Committee is interested in any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which we or one of our subsidiaries participates or will participate, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to applicable SEC guidelines, a “related person” is any person “who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual, and any time since the beginning of the Company’s last fiscal year; or who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of more than 5% of the Company’s outstanding Common Stock”.

Each director, director nominee, and executive officer also completes a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by us or one of our subsidiaries must be reported by our management to our General Counsel. Any potential related person transaction that is raised will be analyzed by our General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring assessment by the Audit Committee.

The Code of Business Conduct and Ethics adopted by the board also addresses the potential conflicts of interest which may arise when a director, officer, or associate has an interest in a transaction to which we or one of our subsidiaries is a party. If a potential conflict of interest arises concerning one of our officers or directors, all information regarding the issue is to be reported to our General Counsel for review and, if appropriate or required under our policies (including our Related Person Transaction Policy), submitted to the Audit Committee for review and disposition.

All related person transactions will be referred to the Audit Committee for approval (or disapproval), ratification, revision or termination.

Manny Mashouf is the uncle of Hamid Mashouf, our Chief Information Officer. In fiscal 2011, Hamid Mashouf received a salary of $265,384. In addition Hamid Mashouf is eligible to receive stock options in accordance with our compensation policies for our officers.

Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 2, 2011, there was not any, nor is there any currently proposed transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities, or members of that person’s immediate family, had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Communications with Directors

The Company believes it is important to provide shareholders with the ability to communicate with the board. Accordingly, shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors

c/o Corporate Secretary

bebe stores, inc.

400 Valley Drive

Brisbane, CA 94005

Facsimile: 415-657-4424

Email: lsmith@bebe.com

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security, or other reasons as soon as practicable.

We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide an opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

PROPOSAL 2 — ADVISORY VOTE ON THE FREQUENCY OF THE FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

The Company is asking shareholders to vote on executive compensation, and it will provide this type of advisory vote at least once every three years pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or the Dodd-Frank Act) and the regulations related thereto. Also as required by the Dodd-Frank Act and the regulations related thereto, in this Proposal No. 2, the Company is asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years.

After careful deliberation, the board has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time, and unanimously recommends that shareholders vote for future advisory votes on executive compensation to occur every three years.

The board recognizes that executive compensation decisions and disclosures are made annually. However, the board also recognizes that the Company’s executive compensation programs should be designed to not only encourage the achievement of short-term goals but also to promote a longer-term connection between pay and performance. For example, if the company had a relatively disappointing year (for the entire year or even as a result of the more heavily weighted fiscal second quarter for retail companies) but, over a three or five year period, the company has shown continually improved financial performance and shareholder value, we believe too much emphasis on the short term period of disappointment might be unnecessarily punitive and actually contrary to shareholder interests. Rather, the company believes it needs to consider longer-term performance, as part of its multi-faceted approach to setting executive compensation. Accordingly, the Company believes shareholders receiving a vote on pay every three years is not only sufficient, but is consistent with the Company’s policies in its pursuit of longer term performance and shareholder value.

The board believes there are down-sides to annual say on pay voting, including excessive distraction, excessive administration burdens and the potential for votes to be made based solely on short term, rather than long term, considerations.

Further, it is important to note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year (and well after compensation levels for that year have already been established), in many cases and depending on many factors, including but not limited to the performance yet to be seen for the balance of the fiscal year at issue, it may not be appropriate or feasible to change the Company’s executive compensation programs in consideration of any one year’s executive compensation advisory vote by shareholders.

The Company understands there are differing opinions regarding what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal.

Shareholders will not be voting to approve or disapprove the board’s recommendation, but rather will be able to specify one of four choices for this proposal on the form of proxy: whether to conduct a vote on compensation every one year, two years, or three years, or to abstain.

Vote Required and Board of Directors’ Recommendation

The non-binding vote on the frequency of future advisory votes on executive compensation requires the approval of the affirmative vote of a majority in voting interest of the shareholders present in person or by proxy and voting thereon. If none of the frequency alternatives receive a majority, the board will consider the highest number of votes by shareholders for a frequency alternative to be the frequency that has been selected by our shareholders. Under applicable rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board. Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY 3 YEARS.”

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the compensation of our named executive officers, as described in this Proxy Statement. As described below in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement, the Compensation Committee has structured our executive compensation programs, among other things, to achieve the following key objectives: match executive pay with the achievement of Company financial and operational goals, which aligns with long-term shareholder value; attract and maintain high quality talent; and create a culture that promotes communication, cooperation and team work.

We believe our executive compensation policies have a number of features designed to promote these objectives. For example, annual cash incentives are available only if we achieve certain pre-established earnings targets. Executive officers are encouraged to work together towards the common goal of increasing revenue and controlling costs, which will lead to better earnings and greater shareholder value. Additionally, the Company’s long-term incentive equity grants vest over a relatively long period of time (4 years) and such vesting occurs on an increasing basis each year the employee remains working and performing for the Company (shares in a particular grant vest over 4 years, 20% after each of years one and two and 30% after each of years three and four). We believe this promotes stability by encouraging employees to continue working for the Company longer periods of time and until the majority of their shares vest.

Shareholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS”, which describes in more detail how our executive compensation policies and procedures strive to reach our compensation objectives, as well as the “Fiscal 2011 Summary Compensation Table” and related compensation tables and description, which provide detailed information regarding the compensation of the named executive officers.

In accordance with recently adopted SEC rules, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of bebe stores, inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Fiscal 2011 Summary Compensation Table and the related compensation tables, notes and description in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

Vote Required and Board of Directors’ Recommendation

The advisory resolution on executive compensation requires the approval of the affirmative vote of a majority in voting interest of the shareholders present in person or by proxy and voting thereon. Under applicable rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

This advisory resolution, commonly referred to as a “Say on Pay” vote, is non-binding on the board. Although non-binding, the board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides important information regarding our executive compensation program, including the Company’s compensation philosophy, the process by which executive compensation is set and specific compensation values taken from our fiscal 2011 year, as shown in the executive compensation tables that follow

Named Executive Officers

In this Proxy Statement, the term “named executive officers” (sometimes referred to as “NEOs”) means the following five individuals who are, and were, serving as executive officers of the Company during Fiscal 2011, and who meet the criteria set out by the rules of the SEC regarding the identity of NEOs:

Manny Mashouf	Chairman and Chief Executive Officer (“CEO”);
Walter Parks	Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”)
Emilia Fabricant	President, bebe
Susan Powers	Senior Vice President, Stores
Larry Smith	Senior Vice President, General Counsel and Secretary

Compensation Philosophy

The Compensation Committee’s compensation philosophy is to pay its executives for performance, to align Total Direct Compensation (as defined below) to shareholder value, to offer and maintain competitive compensation packages in order to attract and retain well qualified executives and to offer long-term incentives designed to retain productive executives.

The Compensation Committee evaluates the overall competitiveness of our executive compensation program in order to assist in the objective of attracting and retaining well qualified executives. Accordingly, an executive’s cash compensation components (made up of Base Salary and Incentive Cash Compensation (or Bonus)) is generally targeted below the median of salaries among our peer competitive companies within our industry (see Peer Group Companies, below). Long term compensation is awarded in the form of Stock Options and/or Restricted Stock Units (or RSUs) and is used to bring an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such peer companies. While the competitive market data is an important factor to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Committee retains discretion in determining the nature and extent of its use and sets the total compensation either lower or higher than the target as the circumstances may warrant. Further, a significant portion of our executives’ Total Direct Compensation is tied to both meeting performance targets and to encourage long term employment commitments, thus aligning with shareholder interest. Specifically, the opportunity to receive Incentive Cash Compensation is tied to meeting performance targets; stock options and/or RSUs are typically offered with longer-term vesting and, in many cases, RSUs are tied to meeting performance targets.

Total Direct Compensation and each of its components are defined and discussed below.

Compensation Committee Action

As stated above in CORPORATE GOVERNANCE MATTERS, Compensation, Management and Development Committee, the Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.

Compensation Consultant

In order to assist the Compensation Committee in carrying out its responsibility to determine appropriate levels of compensation for our executive officers, the Compensation Committee engages an independent compensation consultant, who provides the Committee with certain compensation surveys. These surveys identify and analyze compensation awarded to CEOs and other executive officers at peer competitive companies and also compare our one and three year financial performance against that of our peer competitive companies, generated over generally the same period.

For each of fiscal years 2009, 2010 and 2011, the Compensation Committee engaged the compensation consultant Towers Watson & Co or its predecessor firms (cumulatively referred to as “Towers Watson”) for assisting it with compensation analysis and determination purposes. In assisting the Compensation Committee in its review of industry data and setting fiscal 2011 compensation levels, Towers Watson provided compensation and performance information from twenty (20) companies doing business within the apparel and specialty retail industry that are comparable to us in terms of size, as measured by revenues and market capitalization. These companies are referred to throughout this section as “Peer Group Companies” and include: Buckle, Inc., Cache, Inc., Casual Male Retail Group, Inc., Cato Corp., Christopher & Banks Corporation, Coldwater Creek, Inc., Destination Maternity Corporation, Dress Barn, Inc., Finish Line, Inc., Gymboree Corp., Hot Topic, Inc., Jos. A. Bank Clothiers, Inc., New York & Company, Inc., Pacific Sunwear of California, Inc., rue21, Inc., Shoe Carnival, Inc., Stage Stores, Inc., Stein Mart, Inc., The Talbots, Inc., and Wet Seal Inc. For 2011 review and compensation setting purposes, and in an effort to improve the quality of comparative analysis, Towers Watson modified the list of Peer Group Companies presented for 2010 purposes by excluding certain companies who were taken private or acquired in 2009 (Charlotte Russe Holding, Inc. and Tween Brands, Inc.) and those with comparatively larger revenue (including Aeropostale, Inc., Chico’s FAS, Inc., Guess?, Inc., and Urban Outfitters, Inc.), while adding certain companies with comparatively similar revenue (including Casual Male Retailers Group, Inc., Cato Corp., Destination Maternity Corporation, Finish Line, Inc., New York & Company, Inc., rue21, Inc., Shoe Carnival, Inc., Stage Stores, Inc., Stein Mart, Inc., and The Talbots, Inc.).

At the end of the Peer Group Companies’ most recently reported years (most ending approximately in January and February 2010, with the exception of Dress Barn, Inc. and Destination Maternity Corporation, whose fiscal years ended in July and September, 2009, respectively), the revenues for this group ranged from $554 million at the 25th percentile to $1.072 billion at the 75th percentile and, as of June 15, 2010, the market capitalization for this group ranged from $241 million at the 25th percentile to $905 million at the 75th percentile. At the end of our fiscal 2010, the Company placed at approximately the 15th percentile of the Peer Group Companies in the revenue metric and approximately the 60th percentile in the market capitalization metric.

The Compensation Committee then compared each of our executive officer’s base, bonus, long-term compensation and Total Direct Compensation to those components awarded to similar positions at the Peer Group Companies, as available. The Compensation Committee used the surveys for guidance only and did not apply them rigidly.

In assessing and setting fiscal 2011 compensation for our executives, the most applicable survey provided by our compensation consultant compared our financial results and performance from fiscal year 2010, as well as over a three year period, in categories of net sales, net income, total shareholder return and market value to the most comparable publicly available numbers in the same categories taken from the Peer Group Companies. Due to the fact that Peer Group Companies and bebe publicly report their results and compensation details at different times throughout any given year, it is not possible to compare numbers for the identical periods of time.

When comparing our fiscal year 2010 numbers to those reported closest in time by the Peer Group Companies, our numbers compared and ranked as follows:

	bebe results yr. ended 7/3/10	Percentile Rank	Percentile 1-Yr Growth Rank	Percentile 3-Yr Growth Rank

Total sales	$509	15
Sales 1-yr growth	(16)%		13
Sales 3-yr growth	(9)%			4
Income	$(5)	29
Market Value	$596	60
Total Shareholder Return 1-yr	(1)%		16
Total Shareholder Return 3-yr	(23)%			22

Numbers listed with $ are in millions; numbers listed with % are compounded annual growth rates; market value and shareholder return numbers are as of 6/15/10.

Towers Watson did not perform any other services for us during the fiscal year and the total amount the Company paid Towers Watson for the consulting work described above was approximately $42,000 which, based on a review of Towers Watson’s Form 10-K filed for the fiscal year ended approximately June 30, 2010, does not represent a significant percentage of its revenues. The Company is not aware of any personal relationship between Towers Watson and any member of our Compensation Committee nor does it believe Towers Watson owns any bebe stock.

Total Direct Compensation

Total Direct Compensation is the sum of base salary, incentive cash (bonus) and long-term compensation, currently delivered through stock option and/or restricted stock unit awards. The Compensation Committee considers a number of factors when determining the amount of Total Direct Compensation to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant individual business unit(s); recommendations from both management and the committee’s compensation consultant; competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity. Again, per our Compensation Philosophy, we generally endeavor to bring our executives’ Total Direct Compensation levels to approximately the median of Total Direct Compensation levels found for similar positions in our Peer Group Companies, but, while the competitive market data is an important factor to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Committee retains discretion in determining the nature and extent of its use and sets the total compensation either lower or higher than the target as the circumstances may warrant while the Compensation Committee retains discretion to set an individual’s Total Direct Compensation at either below or above such median as it deems warranted.

Compensation Components

Base Salary

The Compensation Committee believes that base salaries are important as compensation for day-to-day responsibilities and services and provide the named executive officers a consistent cash flow, assuming acceptable levels of individual performance and ongoing employment. In determining base salaries, the Compensation Committee reviews a number of factors including: the ranges of base salary for similar positions paid within the apparel retail industry; individual performance during the prior year; and the level, size and complexity of responsibility of the position.

In aiding with its assessment of individual performance for each executive officer (except that of the Chief Executive Officer), the Compensation Committee reviews recommendations from the Chief Executive Officer who annually evaluates the performance of certain named executive officers and other executive officers (his direct reports), from the President who evaluates the performance of certain executive officers (her direct reports), and from the Chief Operating Officer/Chief Financial Officer who evaluates performance of certain named executive officers and executive officers (his direct reports). Regarding the Chief Executive Officer, the Compensation Committee assesses his and the company’s annual performance in relation to: performance from the previous year; pre-determined performance targets; and the one and three year performance of peer group companies. The Committee places weighted emphasis on the CEO’s and company’s performance against pre-determined targets and data taken from the compensation surveys which evaluate total compensation for similarly situated Founder/CEO counterparts.

Again, the combination of an executive’s base salary and incentive cash compensation is generally set below the median salary and bonus for a comparable position at the Peer Group Companies.

The fiscal 2011 base salaries for the NEOs are identified in the SUMMARY COMPENSATION TABLE, below.

Incentive Cash Compensation

We maintain a cash bonus plan (“Cash Incentive Plan”) for certain of our employees, including the NEOs, which is tied directly to achieving Company performance goals, in order to reward these employees for their contribution to our success and to provide incentive for them to help maximize the Company’s profitability and shareholder value.

Total Award Percentage

For fiscal 2011, the Compensation Committee adopted a Cash Incentive Plan where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Total Award Percentage”). The particular Total Award Percentage established by the Compensation Committee for each executive officer ranges from 30% to 100%, based on the officer’s level of responsibility and comparative data taken from compensation surveys, generally with greater percentages applicable to the more senior executive officers. In fiscal 2011, the Total Award Percentage available by position included: 100% for the Chief Executive Officer; 80% for the Chief Operating Officer/Chief Financial Officer; 50% for the President, bebe; and 50% for the Senior Vice President, Stores and Senior Vice President, General Counsel.

The portion of Total Award Percentage to which an executive may be entitled, if any, depends on whether or not Bonus Gates, Target Earnings and Management Bonus Objectives (or “MBOs”) are achieved, as such terms and process are further explained below.

Bonus Gates

Regardless of anything else described in this Incentive Cash Compensation section, there are certain threshold requirements, or “Bonus Gates”, which must be met before a named executive officer, or any other employee who is subject to the Cash Incentive Plan, would be eligible for any cash incentive payout whatsoever. Some Bonus Gates are consistently applied to all those individuals subject to the Cash Incentive Plan and some Bonus Gates will vary depending on the particular position at issue. The consistently applied Bonus Gates (sometimes referred to herein as “CABG”) include the requirements that the individual (1) is employed with the Company at the time bonuses are paid out (which occurs approximately 75 days after the end of a fiscal year) and (2) must receive a “meets” (or better) overall on his/her year-end performance evaluation. Other Bonus Gates may be established for an executive and can vary depending on the position involved. The general approach to establishing such other Bonus Gates is as follows: executives who have a greater impact on particular divisional performance may be prescribed Bonus Gates having to do with divisional specific performance goals, such as divisional operational income; executives who have a greater impact on the overall Company performance may be prescribed Bonus Gates having to do with overall Company performance, such as Company net income or earnings.

Components of Total Award Percentage

For fiscal 2011, and assuming the Bonus Gates were achieved, the Total Award Percentage (or “TAP”) would be earned and payable based on the successful achievement, and as further described below, of one or both of the following components (“TAP Components”):

(1)	Company net-income or earnings targets (“Target Earnings”); and/or
(2)	individual objectives referred to herein as Management Bonus Objectives (or “MBOs”)

The particular targets within each of the above named TAP Components for an upcoming year are established per the following process. The board deliberates and approves the company budget for the upcoming year, which includes expected revenue, expenses, and earnings, and which is based on many factors including the company’s performance during the previous year, current trends, macro-economic considerations, and shareholder return. The Chief Executive Officer and the Chief Operating Officer/Chief Financial Officer then determine various divisional targets, which are in line with the board’s approved budget. The Chief Executive Officer and Chief Operating Officer/Chief Financial Officer, in conjunction with greater Management, then assigns these earnings and divisional targets, as well as other individual objectives (MBOs, as further described below) determined by Management to be consistent with achieving the approved budget and divisional targets, to the appropriate executives. Management then presents such assigned targets and objectives to the Compensation Committee for its review, revision (as may be appropriate) and approval.

The applicability and weight of each of these components is similarly reviewed and set by the Compensation Committee and may vary depending on the individual’s particular position. For example, executive divisional heads will have a significant portion of their Total Award Percentage tied directly to MBOs which focus on divisional income or performance and those executives with positions having more direct effect on corporate Target Earnings will have more (or in some cases all) of their Total Award Percentage weighted toward the Company meeting its Target Earnings goals. In either case, all NEOs have at least a significant allocation weighted towards Company performance in order to align their interests with those of our shareholders.

For fiscal 2011, the weight of each component making up the Total Award Percentage for each named executive officers was as follows:

Manny Mashouf (Chief Executive Officer), Walter Parks (Chief Operating Officer/Chief Financial Officer), Larry Smith (Senior Vice President, General Counsel) - 100% based on Target Earnings; Emilia Fabricant (President, bebe) – 40% based on Target Earnings and 60% based on MBOs; and Susan Powers (Senior Vice President, Stores) – 70% based on Target Earnings and 30% based on MBOs.

Individual’s’ Goals, “MBOs” and “non-MBOs”

At the beginning of each year, each executive officer submits his or her own proposed individual goals which (with the exception of those submitted by the Chief Executive Officer) are reviewed and/or initially revised by the Chief Executive Officer, supervisory executive management member(s), or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or the appropriate supervisory executive management member), the Compensation Committee reviews, revises or assigns (as appropriate) and approves the final individual goals for each executive officer. Regarding the Chief Executive Officer, he or she submits his or her own proposed individual goals directly to the Compensation Committee for review, appropriate revision, and ultimate approval.

As part of the approval process, and for those executives whose Total Award Percentage is based at least in part on MBOs, the Compensation Committee will identify one or more of those goals as that executive’s MBOs. Depending on the particular position held, examples of such MBOs might include: divisional comparative sales; comparable store sales, either for all Company stores or division specific stores; divisional operating income; comparative gross margin dollars; inventory shrink; and other goals the Compensation Committee determines as appropriate to the individual. In addition, for certain positions in higher levels of management (including some of our executive officers), MBOs may also include performance targets that relate to total Company revenue, comparable sales, operating income or other corporate performance results. The executive must successfully achieve each and every MBO or he/she will not be entitled to any portion of a bonus payout. Those individual goals not chosen as MBOs will remain as that executive’s non-MBO goals, which the Compensation Committee will review and analyze against actual results and performance as part of the confirmation process concerning whether that executive will receive a “meets” (or better) in his/her year-end performance evaluation. Receiving a “meets” or better is one of the two required CABGs; failing such, the executive would not be eligible to receive any bonus payment whatsoever. See Bonus Gates discussion (above).

In fiscal 2011, the MBOs for the following named executive officers were as follows:

Ms. Fabricant - Company net earnings greater than or equal to $27 million and bebe divisional operating income greater than or equal to $42.6 million and bebe e-commerce divisional income greater than or equal to $16.2 million; and

Ms. Powers - Company net earnings greater than or equal to $27 million and bebe stores operating profit greater than or equal to $74.8 million.

There were no MBOs in fiscal 2011 for the remaining named executive officers as 100% of their Total Award Percentage was based on certain corporate Target Earnings. Thus, incentive cash compensation would only be payable to these NEOs upon their meeting the CABGs described in Bonus Gates (above) and the Company achieving the Target Earnings.

At the end of a fiscal year, and in consultation with the Chief Executive Officer (and/or supervisory executive management member as may be appropriate), the Compensation Committee will compare the performance of each relevant executive against his or her MBOs. If the Compensation Committee determines that one or more of the executive’s MBOs was not met, the executive is not eligible for any component of the Total Award Percentage. However, if the Compensation Committee determines that all of the individual’s MBOs were achieved, and so long as no other factor discussed herein would make the individual ineligible for bonus payout, then (1) the portion of potential Total Award Percentage assigned/weighted to his/her MBOs, is payable and (2) that individual would be eligible for the remaining components of the Total Award Percentage, or a portion thereof, as follows.

Remaining Components (non-MBOs)

If the Compensation Committee determines that the relevant individual’s MBOs were achieved, the Compensation Committee would then, again in consultation with the Chief Executive Officer (and/or supervisory executive management member as may be appropriate), compare the performance of each relevant executive against his or her non-MBOs to determine if the executive achieved a “meets” (or better) on all of his or her performance goals as a group. If the Compensation Committee determines the executive achieved a “meets” (or better) on their goals as a group, and assuming the executive has met all his or her MBOs, and so long as no other factor discussed herein would make the individual ineligible for bonus payout, that executive would also be eligible for consideration for the portion of his or her Total Award Percentage allocated to the Target Earnings (as described below).

For those Named Executive Officers with no MBOs and whose Total Award Percentage is weighted 100% to Target Earnings, and assuming no other factor discussed herein would otherwise make any of these NEOs ineligible, the Compensation Committee will compare the Company’s actual net income results against the established Target Earnings goal to determine if those Named Executive Officers’ bonuses are payable.

Target Earnings and Potential Modifier

There are two dynamics which apply to the Target Earnings component. First, the Compensation Committee sets a certain minimum Company pre-tax earnings goal (“Minimum Target”) and a par target pre-tax earnings goal (“Par Target”). Should the Company fail to achieve at least the Minimum Target, then those executives whose Total Award Percentage is tied exclusively to Target Earnings shall not be entitled to any bonus and those executives whose Total Award Percentage is split by some proportion between Target Earnings and MBOs or other components shall lose eligibility for the portion of bonus which is tied to Target Earnings. In the case of fiscal 2011, the Compensation Committee set the Minimum Target goal of $25 million and a Par Target goal of $27 million, excluding the results of the PH division closure. Both the Minimum Target and Par Target are highlighted in bold in the chart below and referenced as footnotes 1 and 2. Second, if at least the Minimum

Target is achieved, a multiplication factor found on a sliding scale of between 50% and 200% (as shown in the modifier column from between 0.5 to 2.0 and depending on the actual level of earnings achieved) shall be used to modify at least some portion of the individual’s bonus, as the following bonus chart and subsequent discussion further explains.

Pre-Tax Earnings in 000,000’s	modifier	CEO	COO	Pres	CMO	Grade 14	Grade 13	Grade 9-12	Div Spec 2-8
25.00(1)	0.50	50%	40%	25%	20%	25%	15%	10%	5%
26.00(2)	0.75	75%	60%	38%	30%	38%	23%	15%	8%
27.00(3)	1.00	100%	80%	50%	40%	50%	30%	20%	10%
28.00	1.08	108%	86%	54%	43%	54%	32%	22%	11%
29.00	1.16	116%	93%	58%	46%	58%	35%	23%	12%
30.00	1.24	124%	99%	62%	50%	62%	37%	25%	12%
31.00	1.32	132%	106%	66%	53%	66%	40%	26%	13%
32.00	1.40	140%	112%	70%	56%	70%	42%	28%	14%
33.00	1.48	148%	118%	74%	59%	74%	44%	30%	15%
34.00	1.56	156%	125%	78%	62%	78%	47%	31%	16%
35.00	1.64	164%	131%	82%	66%	82%	49%	33%	16%
36.00	1.72	172%	138%	86%	69%	86%	52%	34%	17%
37.00	1.80	180%	144%	90%	72%	90%	54%	36%	18%
38.00	1.88	188%	150%	94%	75%	94%	56%	38%	19%
39.00	1.96	196%	157%	98%	78%	98%	59%	39%	20%
40.00(4)	2.00	200%	160%	100%	80%	100%	60%	40%	20%

(1)	50% bonus @ $25 million Pre-Tax Earnings excluding PH8
(2)	75% bonus @ $26 million Pre-Tax Earnings excluding PH8
(3)	100% bonus @ $27 million Pre-Tax Earnings excluding PH8
(4)	200% bonus paid @ $40 million Pre-Tax Earnings excluding PH8

The first column (labeled “Pre-Tax Earnings in 000,000”) contains various potential pre-tax earnings results. The actual row that would apply is determined by the Company’s actual 2011 pre-tax earnings results. For example, the row starting with the $27.00 million pre-tax earnings number (bolded across, 3rd row down) is the row that would apply if we achieved 100% of the Par Target ($27.00 million). The number in the second column (labeled “modifier”), which is found in the row identified by the actual earnings achieved by the company, is the number that will be multiplied by the individual’s Total Award Percentage, the result of which will be the new potential Total Award Percentage available for that person.

Upon verification of actual year-end company pre-tax earnings for the year, the Compensation Committee would scroll down the 1st column and identify such earnings number and, using the same row containing that earnings number, would scroll across to find the correlating Total Award Percentage in the far right box on the applicable to whichever position is at issue (positions noted on the top of the box). The Compensation Committee would then take that correlated percentage number from the far right box, which now becomes the revised Total Award Percentage, and multiply it by the individual’s base salary. The result will be the new total dollar amount available for potential bonus. Such amount will then be divided into its one or two component amounts based on the relative component weights assigned to that individual by the Compensation Committee (discussed in Incentive Cash Compensation, Components of Total Award Percentage above). Once the one or two component amounts are ascertained, the Compensation Committee will then determine, subject to the above described qualifications, which of the components were successfully achieved and pay out the amount(s) pertaining to the component(s) successfully achieved.

By way of example, and using the chart above, we look at the Senior Vice President, Stores position which, as a grade 14, has a 50% bonus potential and, with a Bonus Gate weighted towards the corporate pre-tax earnings, has a component allocation of 70% based on Target Earnings and 30% based on divisional income (in this caser, store’s operating profit). We will also apply a hypothetical scenario where: (1) his/her base salary is $300,000; (2) the Company achieved (and exceeded, but not enough to get to the next pre-tax earnings level) its pre-tax earnings goal, earning $28.4 million; (3) he/she did achieve her MBO(s); (4) he/she did achieve a year-end performance review of “meets” or better; and (5) he/she was employed at the time year-end bonuses were paid out. This level of Company earnings would engage the chart in the 4th row. Scrolling to the right, the modifier would be 1.08, which would be multiplied by his or her original bonus potential of 50%. The new potential bonus for the individual would be 54% (as reflected in the 5th row down in the Grade 14 column). The Compensation Committee would then apply that percentage against his/her salary (54% multiplied by $300,000) and arrive at a total potential bonus of $162,000. The Compensation Committee would then break that number down to its component parts. Since the Senior Vice President, Stores’ individual component percentages (as found in the Incentive Cash Compensation, Components of Total Award Percentage paragraph above) are 70% Target Earnings and 30% MBO(s), $113,400 (or 70% of $162,000) would be the available bonus related to the Target Earnings component and $48,600 (or 30% of $162,000) would be the available bonus if he/she achieved his/her MBO(s). The Compensation Committee would then review actual year-end results and performance. Given the hypothetical described above, this individual would be eligible for a bonus and would be paid for both the Target Earnings portion and the MBO portion, thus receiving a $162,000 bonus.

Stock Options

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the prevailing market price as of the grant date, stock options will only have value if our stock price increases over the exercise price. Thus, the executive is further incentivized from the time of the grant to enhance sales, gross margin, productivity, control expenses and to otherwise contribute to conditions which will lead to increasing the stock price, which will in turn increase his or her stock option value. Due to the direct, and potentially significant, benefit executive officers could receive through improved stock performance, we believe that stock options are a critical component to our compensation philosophy of aligning the interests of our executive officers and our shareholders.

Again, Stock Options (and Restricted Stock Units, as described below) are generally used to bring an executive’s Total Direct Compensation (at target) up to approximately the median level Total Direct Compensation for his or her comparable position found in our Peer Group Companies. Thus, we believe Stock Options (and Restricted Stock Units) are critical components in our Compensation Philosophy as they provide additional means to both recruit quality candidates and retain our performing executives.

Accordingly, the Compensation Committee established the Company’s Option Grant Plan, which is implemented under our 1997 Stock Plan (as amended). Under this plan, the Compensation Committee grants options to our executive officers and eligible employees (those at or above a certain internal grade level), which vest either based upon time elapsing (“Time Based Options”) or performance achievement (“Performance Based Options”), both as further discussed below.

Generally, the decisions whether to grant stock options, whether they will be Time Based Options or Performance Based Options and what will be the size of such grant, are determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to the Company as well as recruitment and retention considerations.

Certain newly hired executive officers receive relatively larger initial stock option grants in order to bring them up to competitive levels of total annual compensation and, in many cases, to replace options forfeited as a result of leaving another Company.

Annual grants may be awarded after the initial stock option grant in order to continue to tie an individual’s compensation to our financial performance and to shareholder value as well as address retention considerations. The Compensation Committee considers the relative size and value of the initial stock option grant to an executive officer when determining the appropriate size of the executive’s subsequent annual grant(s), if any.

An annual option grant will be made by the Compensation Committee, if at all, at its meeting scheduled in the third month of the first fiscal quarter of each fiscal year. All other option grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and superior employee performance, would need to be approved by unanimous written consent by the Compensation Committee effective on the later of (a) the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted or (b) the date the last approval from the Compensation Committee is received. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release.

Our Time Based Options vest over a four-year period, and in increasing yearly increments of 20% after each of the first and second anniversaries of grant and 30% after each of the third and fourth anniversaries, of course the vesting of each incremental portion being dependent upon the employee being employed continuously through the particular vest date. Given that vesting of our Time Based Options occur over a relatively long period of time, and that the majority of the options contained within any grant vest in later years, we believe the productive executives and employees who are granted Time Based Options are encouraged to stay with the Company for longer periods of time and that the dynamics of the Time Based Options the Company offers serve our above stated compensation goals and philosophy.

Vesting of Performance Based Options under the plan is tied to either the individual’s, the division’s or the Company’s specified performance targets, as determined in advance by the Compensation Committee which clearly aligns the individual’s (and company’s) goals with those of the shareholders.

The Compensation Committee may also use both the performance and time based features in an award when it grants Time Based Options following the Compensation Committee’s determination of the successful achievement of the applicable targets assigned during the pre-grant period.

Restricted Stock Units

In addition to having the desirable characteristics similar to those associated with Stock Options, including aligning executive/employee interest with shareholder interest, providing flexibility in crafting an executive’s Total Direct Compensation and providing recruitment and retention value, we believe that awards or grants of restricted stock units are appropriate as it provides another means by which to reward an executive or other employee who has demonstrated a high level of performance and/or potential. Therefore, the Compensation Committee has adopted a Restricted Stock Incentive Plan, which is also implemented under our 1997 Stock Plan (as amended), pursuant to which the Compensation Committee may award or grant employees, and executive officers restricted stock units (“RSUs”).

The determination of appropriateness and size of a restricted stock unit (RSU) award for an individual is based on that particular individual’s responsibilities and expected contribution as well as the Compensation Committee’s belief, and based on the recommendation of management where appropriate, that an RSU award is the best motivator for that particular individual.

A particular RSU award, at Compensation Committee discretion, is awarded either where granting is subject to time elapsing (“Time Based RSUs”) or where granting is contingent upon certain performance goals being met (“Performance Based RSUs”). In either case, an additional time vesting feature may be added.

The timing of recommendation, request, and Compensation Committee approval regarding Time Based RSUs awarded under this plan is identical to that which applies to stock options. (See above, Compensation Components, Stock Options.)

Performance Based RSUs awarded under this plan may be “awarded” at any time (but usually upon the hiring of the individual or during the first quarter of the applicable fiscal year) and are tied to either the individual’s or business specific performance targets, as determined by the Compensation Committee. However, these Performance Based RSUs would then be formally “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned. Again, upon such determination, the performance RSUs may have an additional time vesting feature, all as prospectively determined at the time of the award by the Compensation Committee.

Whether the particular awarded RSUs are Time Based RSUs or Performance Based RSUs, once they are actually granted (upon the completion of time and/or successful achievement of the assigned performance goal), they will then typically vest over a two year period, in equal annual installments on the first two anniversaries of the grant date.

Deviation

Any deviation from implementing any of the policies or procedures as described above must be approved by the Compensation Committee.

2011 Compensation of Named Executive Officers

Total Compensation for the named executive officers payable in fiscal 2011 was established per the policies described above and is specifically described in the paragraphs that follow and in the SUMMARY COMPENSATION TABLE below.

Base Salary

In early fiscal 2011, the base salary for each executive was carefully evaluated in light of the results of the compensation survey commissioned by the Compensation Committee, the reports and performance reviews related to fiscal 2010 provided by the Chief Executive Officer and other supervising executives, the Company’s fiscal 2010 performance results and the other considerations described above. As a result, and during its meetings at the commencement of fiscal year 2011, the Compensation Committee decided to: (1) maintain (without raise) the 2010 yearly base salary rate for Mr. Mashouf at $368,000; (2) establish the yearly base salary rate for Ms. Fabricant at $600,000; and (3) to raise the 2011 yearly base salary rates for Mr. Parks from $450,000 to $500,000, for Ms. Powers from $350,000 to $360,500 and for Mr. Smith from $250,000 to $275,000.

Actual fiscal 2011 base salary details are shown in the SUMMARY COMPENSATION TABLE below.

Incentive Cash Compensation

Our executives’ bonus goals and targets for fiscal 2011, which would have been the subject of any bonus actually paid out during fiscal 2012, were established by the Compensation Committee in accordance with the bonus plan described above. Upon review of the Company’s and the executives’ performances against pre-established goals for the fiscal year 2011, the Compensation Committee determined that the Company’s Minimum Target and one or more of each of the named executive officers’ individual MBOs were not achieved in fiscal 2011. Accordingly, the Compensation Committee awarded no bonuses to any of the named executive officers relative to fiscal 2011 performance, all of which is reflected in the SUMMARY COMPENSATION TABLE below.

Stock Options

During fiscal 2011, after considering the factors described above in Compensation Components, Stock Options, the Compensation Committee decided to award to Mr. Parks 100,000 stock options, to Ms. Powers 10,000 stock options, to Mr. Smith 15,000 stock options and an initial employment award to Ms. Fabricant of 200,000 stock options, all of which are Time Based Options and reflected in the GRANT OF PLAN-BASED AWARDS, below. The company does not award Mr. Mashouf options given his significant ownership in the company. See below, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Restricted Stock Units

After completing Fiscal 2011 year-end performance reviews for the named executive officers, and after considering the reasons described in the previous three paragraphs, the Compensation Committee decided not to award restricted stock to any of the named executive officers resulting from fiscal 2011 performance. However during fiscal 2011, the Company awarded Ms. Fabricant a grant of 61,475 Restricted Stock Units as her initial employment grant. The above named activity is reflected in the SUMMARY COMPENSATION TABLE AND GRANT OF PLAN-BASED AWARDS TABLE, below. The company does not award Mr. Mashouf restricted stock given his significant ownership in the company. See below, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Benefits and Perquisites

In fiscal 2011, we offered additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. Our named executive officers were eligible to participate in our general benefit programs, available to all full-time employees, which include: the bebe Retirement and Savings Plan (Section 401(k) plan), with discretionary Company matching contributions); an employee stock purchase plan; bebe Health and Welfare Plan (health care coverage); a specified medical cost reimbursement plan; life insurance; disability pay; and paid holidays. Two benefits offered to the named executive officers (and other executives), not available to all employees, were: reimbursement for certain qualified medical, dental and vision expenses, subject to an expense cap depending on the position held; and a disability benefit which adds 10% of an individual’s base salary earnings to the percentage of base salary earnings already available to all full-time employees under the Company’s general disability plan. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

Section 162(m) of the Internal Revenue Code

We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to the certain Named Executive Officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our shareholder-approved 1997 Stock Plan, as amended, would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are outside directors within the meaning of Section 162(m) and have an exercise price no less than the fair market value of the underlying shares on the date of grant. We expect that the Compensation Committee will continue to be comprised of outside directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe in general that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under Section 162(m). The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended July 2, 2011, July 3, 2010, and July 4, 2009 concerning the compensation of our principal executive officer, principal financial officer and three other most highly compensated executive officers as of the end of fiscal year 2011, whose total compensation for the year ended July 2, 2011 exceeded $100,000 for services in all capacities to bebe and our subsidiaries (the “Named Executive Officers”).

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total (6)
Manny Mashouf, Chairman and Chief Executive Officer	2011	368,000	0	0	0	0	0	-	368,000
	2010	368,000	0	0	0	0	0	-	368,000
	2009	368,000	0	0	0	0	0	-	368,000
Walter Parks Chief Operating Officer and Chief Financial Officer	2011	490,384	0	0	227,510	0	0	-	717,894
	2010	450,000	0	0	0	0	0	-	450,000
	2009	418,800	0	0	316,985	0	0	-	735,785
Emilia Fabricant President, bebe stores, inc	2011	530,769	248,970(7)	374,998	441,280	0	0	-	1,596,017
	2010	0	0	0	0	0	0	-	0
	2009	0	0	0	0	0	0	-	0
Susan Powers, Senior Vice President, Stores	2011	358,480	0	0	22,751	0	0	-	381,231
	2010	350,000	0	0	0	0	0	-	350,000
	2009	350,000	0	0	57,186	0	0	-	407,186
Lawrence Smith, Senior Vice President, General Counsel	2011	270,156	0	0	34,127	0	0	-	304,283
	2010	250,000	0	0	0	0	0	-	250,000
	2009	250,000	22,350	0	114,372	0	0	-	386,722

(1)  All cash compensation received by each Named Executive Officer in fiscal 2011 is found in the Salary, Bonus, or Non-Equity Incentive Plan Compensation column of this table. The figure shown in the Salary column of this table reflects the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; reasons annual rates of pay may/would be higher than amounts shown in this table would include, but not be limited to, where the executive started or ended employment during the fiscal year, where his/her particular salary increase went into effect during the fiscal year or if the executive elected to take time off without pay.

(2)  Amounts listed, if any, were earned during fiscal year 2011, and paid in fiscal year 2012.

(3)  Amounts shown represent the aggregate grant date fair value of restricted stock units granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used to calculate the value of the awards are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 2, 2011.

(4)  Amounts shown represent the aggregate grant date fair value of options granted in the year indicated computed in accordance with FASB ASC Topic 718 Assumptions used to calculate the value of the stock options are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 2, 2011.

(5)  Amounts of compensation under this column are not listed as any amounts paid during any year, if any, were cumulatively less than $10,000.

(6)  Total dollar value of all compensation.

(7)  Gross amount of sign-on bonus, subject to repayment upon certain conditions.

GRANTS OF PLAN-BASED AWARDS

The following table provides the specified information concerning grants of non-equity and equity based awards made during the fiscal year ended July 2, 2011, to the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Manny Mashouf		-	-	-	-	-	-	-	-	-	-
Walter Parks	9/16/10	245,192	490,384	980,768	-	-	-	-	100,000	$6.29	$227,510
Emilia Fabricant	8/09/10 8/09/10	265,385	530,769	1,061,538 -	-	-	-	61,475	200,000	$6.10	$441,280 $374,998
Susan Powers	9/16/10	179,240	358,481	716,962	-	-	-	-	10,000	$6.29	$22,751
Lawrence Smith	9/16/10	135,078	270,156	540,312	-	-	-	-	15,000	$6.29	$34,127

(1)	Amounts shown represent the grant date fair value of the respective award computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising the stock option). The value of a stock and option awards is based on the fair value of the awards as of the grant date. Assumptions used to calculate the value of the awards are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 2, 2011.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

(A)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Unites of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Manny Mashouf (2)	-	-	-	-	-	-	-	-	-
Walter Parks (3)	152,036	-	-	$7.63	12/07/13	-	-	-	-
(4)	20,000	30,000	-	$10.01	9/07/18	-	-	-	-
(5)	50,000	-	-	$6.11	12/14/08	-	-	-	-
(6)	120,191	13,157	-	$7.64	9/28/16	-	-	-	-
(7)	-	100,000		$6.29	9/15/20
Emilia Fabricant (8)	-	200,000	-	$6.10	8/08/20	-	-	-	-
(9)	-	-	-	-		61,475	$374,998	-	-
Susan Powers (4)	6,000	9,000	-	$10.01	9/07/18	-	-	-	-
(6)	13,587	-	-	$7.64	9/28/16	-	-	-	-
(7)	-	10,000	-	$6.29	9/15/20	-	-	-	-
Lawrence Smith (4)	12,000	18,000	-	$10.01	9/07/18	-	-	-	-
(6)	56,053	3,339	-	$7.64	9/28/16	-	-	-	-
(7)	-	15,000	-	$6.29	9/15/20	-	-	-	-

(A)    The number of shares indicated in this chart (as well as in SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT) account for, as the participants elected to participate, the option exchange program the Company announced during fiscal 2009, processed during the first fiscal quarter of 2010 and as is further described as follows. The Company filed a Tender Offer Statement on Schedule TO with the SEC pursuant to which the Company extended an offer to employees and non-employee directors to exchange up to an aggregate of 2,058,475 options to purchase shares of our common stock, whether vested or unvested. Options with an exercise price greater than $10.74 per share and an expiration date after September 29, 2009 were eligible to be tendered pursuant to the offer. The closing market price on September 29, 2009 was $7.64. In accordance with the Tender Offer (the “TO”), the number of new options issued was based on exchange ratios as set forth in the table below:

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$ 10.75-$14.99	1.14	1
$ 15.00-$19.99	1.84	1
$ 20.00 and above	2.06	1

A total of 1,710,735 options were tendered and cancelled, and a total of 1,126,267 replacement options were granted on September 29, 2009 with an exercise price of $7.64 per share. Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option. The TO was subject to modification accounting pursuant to FASB ASC 718-20-35-3 whereby the total compensation cost measured at the date of modification was the incremental cost resulting from the modification. The incremental cost resulting from the modification is measured as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms are modified. The incremental fair value of $0.3 million for the new awards was computed using an expected life of 4.07 years, a risk-free interest rate of 1.94% and a volatility of 54%. The incremental fair value of the unvested awards is being amortized over the remaining service period.

(1)	Options granted during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant; options granted prior to fiscal 2006 vest over four years on a different yearly schedule, but have all since vested.

(2)	Mr. Mashouf, as founder and a holder of a majority of the Company’s outstanding shares, has never been granted options.

(3)	Grant date was December 8, 2003 (Mr. Parks’ initial stock option grant).

(4)	Grant date was September 8, 2008.

(5)	Grant date was December 15, 2008.

(6)	Grant date was September 29, 2009 (date of acceptance of bebe’s Offer to Exchange – see description of the material terms of the offer described above).

(7)	Grant date was September 16, 2010.

(8)	Grant date was August 9, 2010 (Ms. Fabricant’s initial stock option grant).

(9)	Grant date was August 9, 2010 (Ms. Fabricant’s initial restricted stock award), with full vesting on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

(During Fiscal 2011)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#)(2)
Manny Mashouf	-	-	-	-
Walter Parks	-	-	-	-
Emilia Fabricant	-	-	-	-
Susan Powers	-	-	-	-
Lawrence Smith	-	-	-	-

(1)	Any value which would have been listed would have been the difference between the option exercise price and the market price of the underlying shares at exercise, multiplied by the number of shares acquired upon exercise; however no options were exercised during fiscal 2011.

(2)	Any value which would have been listed would have been the closing stock price as listed on the NASDAQ stock exchange on the day of vesting multiplied by the number of shares vested; however, no stock awards vested in fiscal 2011.

Employment Contracts, Severance, and Change in Control Arrangements

Except in those cases where there exists a fully executed Offer Letter which sets forth the basic terms concerning an executive’s at-will employment relationship, we do not have any employment agreements with any of our named executive officers.

In the event of a Change in Control (as defined in the 1997 Plan), the vesting of restricted stock awards will be accelerated in full unless our right to reacquire the shares upon the participant’s termination of service is assigned to the entity employing the participant immediately after the Change in Control or to its parent or a subsidiary. Options and restricted stock units will become vested in full upon a Change in Control if they are not continued, assumed, or replaced by the surviving Company or its parent. Additionally, we engaged one severance and change in control agreement with the following named executive officer as further described as follows:

EMILIA FABRICANT

Ms. Fabricant’s offer letter agreement, dated August 2, 2010, provides for severance benefits in certain circumstances. If her employment is terminated by the Company other than for cause, disability or death, and she signs a full release, she is entitled to receive continued payment of her base salary for a 12-month period following such termination, payable in accordance with our normal pay schedule, as her sole compensation, consideration and benefit (no bonus or equity payable or issuable). If however, such termination other than for cause, disability, or death occurs during the first year of her employment, she would be entitled to vesting of 40,000 stock options and the vesting and issuance of $125,000 worth of RSUs.

In addition, if following a change in majority ownership of the Company in which the Company is privately held, the Chairman controls less than 50% of the outstanding Company shares or another person or entity owns more shares than the Chairman, all Ms. Fabricant’s options would vest and RSUs would vest and issue.

The following table sets forth the amount of potential payments to (as described above) based on an assumed termination date of July 2, 2011:

	Non-cause, non-voluntary severance (Not related to a change of control)	Severance - change of control
Salary	$600,000(1)	$0
Bonus	$0	$0
Equity Acceleration (Options)	$4,800(2)	$24,000(5)
Equity Acceleration (RSUs)	$125,000(3)	$382,375(6)
Total	$729,800(4)	$406,375

(1)	Payable per Company’s normal pay schedule.
(2)	Assumes Ms. Fabricant exercised all 40,000 options on this day given the difference between strike price and fair market value on June 2, 2011 was $.12. After August 9. 2011, this value is zero as Ms. Fabricant served longer than one year.
(3)	$125,000 worth of RSUs as stated in the offer letter. After August 9. 2011, this value is zero as Ms. Fabricant served longer than one year.
(4)	Represents the combined value owed if the specified severance occurred within the first year of employment. For future periods, after August 9. 2011, the total value is $600,000, with no amount owing for options or RSUs as Ms. Fabricant served longer than one year.
(5)	Assumes Ms. Fabricant exercised all 200,000 options on this day given the difference between strike price and fair market value on June 2, 2011 was $.12.
(6)	61,475 shares multiplied by fair market value on June 2, 2011 ($6.22).

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Our Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 2, 2011.

Barbara Bass, Chair

Cynthia Cohen

Corrado Federico

The foregoing Report of our Compensation and Management Development Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit both our consolidated financial statements and internal control over financial statements for the fiscal year ending June 30, 2012. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated, this will count as a vote for the proposal. Abstentions and broker non-votes will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012.

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PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended July 3, 2010 and July 2, 2011 by our principal accounting firm, Deloitte & Touche LLP:

	2010	2011
Audit Fees(1)	$ 925,000	$900,000
Tax and Other Fees(2)		$160,000

Total	$ 925,000	$1,060,000

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings and engagements.

(2)	Tax and Other Fees consist primarily of tax compliance, planning, and advice.

Unforeseen exceptions excluded, the Audit Committee approves annually the services to be provided by Deloitte & Touche LLP during the year before the year the services are provided. With minor and immaterial exceptions, all of the services provided in fiscal 2011 were approved in advance by the Audit Committee. Any services Deloitte & Touche performed in addition to those pre-approved were discussed and approved both at the time of service and after the end of the fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 1, 2011, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of Beneficial Owners(2)	Number of Shares	Percentage of Class%
Manny Mashouf(3)	45,923,539	55%
Barbara Bass(4)	195,219	*
Cynthia Cohen(5)	188,022	*
Corrado Federico(6)	220,532	*
Caden Wang(7)	179,282	*
Walter Parks	340,384	*
Emilia Fabricant	40,000	*
Linda Vilaikeo	292,681	*
Susan Powers	26,087	*
Richard Pierson	9,678	*
Lawrence Smith	71,391	*
All directors, director nominees and executive officers as a group (11 persons)(8)	47,486,815	56

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 84,124,053 shares outstanding as of September 1, 2011. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, that are currently exercisable or exercisable within 60 days of September 1, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

(3)	Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership. Includes 421,613 shares held by the Manny Mashouf Charitable Remainder Trust of which Mr. Mashouf is trustee, and 45,144,176 shares owned by the Manny Mashouf Family Trust. Manny Mashouf is the trustee of the Mashouf Family Trust. Mr. Mashouf has pledged 25 and 4 million shares, respectively, to certain lending institutions to support personal loans. If some or all of these shares were foreclosed upon following a default under these loans, this could result in Mr. Mashouf no longer owning a majority of our shares.

(4)	Includes 47,634 shares subject to options exercisable within 60 days of September 1, 2011, 3,865 shares subject to restricted stock units as to which the restriction lapses on October 28, 2011, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Bass’s service as a director.

(5)	Includes 47,634 shares subject to options exercisable within 60 days of September 1, 2011, 3,865 shares subject to restricted stock units as to which the restriction lapses on October 28, 2011, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Cohen’s service as a director.

(6)	Includes 47,634 shares subject to options exercisable within 60 days of September 1, 2011, 3,865 shares subject to restricted stock units as to which the restriction lapses on October 28, 2011, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Federico’s service as a director.

(7)	Includes 47,634 shares subject to options exercisable within 60 days of September 1, 2011, 3,865 shares subject to restricted stock units as to which the restriction lapses on October 28, 2011, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Wang’s service as a director.

(8)	Includes an aggregate of 205,996 shares subject to options exercisable within 60 days of September 1, 2011 held by the directors and executive officers, an aggregate of 15,460 shares subject to restricted stock units held by Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as to which the restriction lapses on October 28, 2011, and an aggregate of 33,714 shares subject to restricted stock units as to which the restriction lapses upon termination of the services of Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as directors as discussed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements during the fiscal year ended July 2, 2011.

Equity Compensation Plan Information

The following table provides information as of July 2, 2011 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	4,329,961	$7.78	4,598,800

Equity compensation plans not approved by shareholders	0	0	0

Total	4,329,961	$7.78	4,598,800

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and providing a report on management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States, and providing an attestation report on the effectiveness of our internal control over financial reporting.

The Audit Committee consists of three directors each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Listing Rules as they apply to audit committee members.

The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all matters required by the applicable regulations prescribed by the Public Company Accounting Oversight Board and Securities and Exchange Commission. The Audit Committee also received from Deloitte & Touche LLP written disclosures and the letter, required by the applicable regulations of the Public Company Accounting Oversight Board, regarding the independent accountant’s independence. The Audit Committee has discussed the matter of independence of Deloitte & Touche LLP with that firm, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements. The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

Caden Wang, Chair

Corrado Federico

Cynthia Cohen

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2012 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than June 23, 2012. In addition, shareholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not later than June 23, 2012.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business, which the board of directors intends to present or knows that others will present at the meeting, is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Manny Mashouf

Brisbane, California October 19, 2011	Chief Executive Officer

` MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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A	Proposals — The Board recommends a vote FOR all nominees, for every 3 YRS for Proposal 2 and FOR
Proposals 3 and 4.
1. To elect the five (5) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;

	For	Withhold		For	Withhold		For	Withhold	+

01 - Manny Mashouf	☐	☐	02 - Barbara Bass	☐	☐	03 - Cynthia Cohen	☐	☐

04 - Corrado Federico	☐	☐	05 - Caden Wang	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain	For	Against	Abstain
2.

To conduct an advisory vote on whether a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement pursuant to the disclosure rules of the Securities Exchange Commission (“Say-on-Pay”) should occur every one (1) year, every two (2) years, or every three (3) years;

	☐	☐	☐	☐

3.  To approve on a non-binding basis, the advisory resolution on Say-on-Pay;

4.  To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

					☐ ☐	☐ ☐	☐ ☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — bebe stores, inc.

Proxy for 2011 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Manny Mashouf and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2011 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 10, 2011 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, for every 3 YEARS for Proposal 2, FOR Proposal 3 and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals — The Board recommends a vote FOR all nominees, for every 3 YRS for Proposal 2 and FOR
Proposals 3 and 4.
1. To elect the five (5) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;

	For	Withhold		For	Withhold		For	Withhold	+

01 - Manny Mashouf	☐	☐	02 - Barbara Bass	☐	☐	03 - Cynthia Cohen	☐	☐

04 - Corrado Federico	☐	☐	05 - Caden Wang	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain	For	Against	Abstain
2.

To conduct an advisory vote on whether a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement pursuant to the disclosure rules of the Securities Exchange Commission (“Say-on-Pay”) should occur every one (1) year, every two (2) years, or every three (3) years;

	☐	☐	☐	☐

3.  To approve on a non-binding basis, the advisory resolution on Say-on-Pay;

4.  To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

					☐ ☐	☐ ☐	☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X 1 2 1 0 5 8 2	+

                             01DT0C

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — bebe stores, inc.

Proxy for 2011 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Manny Mashouf and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2011 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 10, 2011 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, for every 3 YEARS for Proposal 2, FOR Proposal 3 and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.